AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of this 4th day of November, 2005, by and between TREIT-University Heights, LP, a Texas limited partnership, (“Seller”), and Adler Realty Investments, Inc., and or its assigns as provided herein (“Buyer”), with reference to the following facts:

A.	Seller owns certain real property located in Bexar County, San Antonio, Texas and more specifically described in Exhibit A, attached hereto and incorporated herein for all purposes (the “Land”), commonly known as University Heights Business Park and such other assets, as the same are herein described.

B.	Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Land and the associated assets.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1.	Purchase and Sale.

1.1.	The purchase and sale includes, and at Close of Escrow (hereinafter defined) Seller shall sell, assign, grant and transfer to Buyer, Seller’s entire right and interest in and to all of the following (hereinafter sometimes collectively, the “Property”):

1.1.1.	The Land, together with all structures, buildings, improvements ( structures, buildings and improvements collectively referred to herein as “Improvements”), machinery, fixtures, and equipment affixed or attached to the Land and all easements and rights appurtenant to the Land including any minerals, utilities, adjacent streets, alleys strips, gores and rights of way (all of the foregoing being collectively referred to herein as the “Real Property”). The Improvements are located at the physical address known as 5563 De Zavala Road, San Antonio, Texas and comprise approximately 68,400 square feet of space ;

1.1.2.	All leases (the “Leases”), including associated amendments, with all persons (“Tenants”) leasing the Real Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to Close of Escrow, together with all rents, security deposits, other deposits held in connection with the Leases, Lease guarantees and other similar credit enhancements providing additional security for such Leases;

1.1.3.	All tangible and intangible personal property owned by Seller located on or used in connection with the Real Property, including, specifically, without limitation, equipment, furniture, tools and supplies, and all related intangibles including Seller’s interest, if any, in the name “University Heights Business Park” (the “Personal Property”);

1.1.4.	All service contracts and agreements (“Contracts”) , but only to the extent Buyer agrees to assume the same in accordance with this Agreement; and warranties and guaranties relating to the operation of the Property (the “Contracts; and

1.1.5.	To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, licenses and approvals relating to the Property (the “Permits”).

2.	Purchase Price.

The total Purchase Price of the Property shall be EIGHT MILLION TWO HUNDRED THOUSAND Dollars ($8,200,000.00) (“Purchase Price”) payable as follows:

2.1.	Deposit/Further Payments/Down Payment.

2.1.1.	Within three (3) business days following the Opening of Escrow also known as the Effective Date (as hereinafter defined), Buyer shall deposit into Escrow the amount of $100,000 (the “Deposit”), in the form of a wire transfer payable to Chicago Title Company, at 700 N. St. Mary’s, Suite 125, San Antonio, Texas 78205, Attn: Mike Guerra (“Escrow Holder”). Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account. Escrow instructions to provide for immediate return of earnest money deposit to Buyer, without further instructions from Seller or any other entity other than Buyer, in the event Buyer does not approve the Property on or before the expiration of the contingency period. Notwithstanding anything to the contrary contained herein, if the Deposit is returned to Buyer, the sum of $100.00 shall be retained by Seller as independent consideration for Seller’s agreement to offer to sell the Property to Buyer in accordance with the terms and conditions provided herein. If the sale of the Property is consummated then the independent consideration shall be credited toward the Purchase Price.

2.1.2.	On or before Close of Escrow, Buyer shall deposit into Escrow the balance of the Purchase Price, by wire transfer payable to Escrow Holder.

3.	Title to Property.

3.1.	Title Insurance.

Seller at Seller’s expense, will furnish Buyer a Standard Coverage TLTA owner’s policy of title insurance from Chicago Title Company with their standard provisions and exceptions (the “Title Policy”), dated at or after Closing in the amount of the Purchase Price. The Title Policy is to be free and clear of encumbrances except as follows:

3.1.1.	Real property taxes and assessments, for the year 2006 and which are a lien not yet due;

3.1.2.	Standard printed exceptions contained in a TLTA owner’s title policy except that the standard printed exceptions as to discrepancies, conflicts or shortages in area and boundary lines, or any encroachments or protrusions or any overlapping improvements shall be amended to except only to “shortages in area” at the Seller’s expense. ; and

3.1.3.	The Permitted Exceptions as defined herein and included in such policy and approved by Buyer.

3.2.	Procedure for Approval of Title. Within five (5) days from the Effective Date, Seller will provide the Buyer copies of the Title Information Documents (herein defined) and UCC search. After receipt by Buyer of the Title Information Documents, Buyer shall review and approve or disapprove the Title Information Documents within twenty (20) calendar days of said receipt (“Objection Period”). If the Title Information Documents reflect or disclose any defect, exception or other matter affecting the Property (“Title Defects”) that is unacceptable to Buyer, then prior to the expiration of the Objection Period , Buyer shall provide Seller with written notice of Buyer’s objections. Seller may, at its sole option, elect to cure or remove the objections made by Buyer. Should Seller elect to attempt to cure or remove the objection, it shall be a condition precedent to Buyer’s obligation to acquire the Property that Seller cures such title objection prior to the Close of Escrow. Unless Seller provides written notice to Buyer before the expiration of the Inspection Period (hereafter defined) that Seller intends to cure Buyer’s title objections, Seller shall be deemed to have elected not to cure or remove Buyer’s title objections, and Buyer shall be entitled, as Buyer’s sole and exclusive remedies, either to (i) terminate this Agreement and obtain a refund of the Deposit by providing written notice of termination to Seller and returning the Due Diligence Items (hereinafter defined)or (ii) waive the objections and close this transaction as otherwise contemplated herein. If Buyer shall fail to terminate this Agreement within the Inspection Period all matters shown on the Title Information Documents except for monetary liens or security interests for indebtedness of the Seller or other third party, delinquent taxes, any matters the Seller has agreed to cure in writing which are not cured prior to the Close of Escrow, or any matters that are added subsequent to Buyer’s receipt of the Title Information Documents, shall be deemed “Permitted Exceptions.” In connection with its review of title, Buyer may order a current survey (“Current Survey”) to be certified to the Seller, Buyer and the Title Company and dated no earlier than the Effective Date at Buyer’s cost (but subject to partial reimbursement by Seller, as provided in Section 6.6.2). Notwithstanding anything to the contrary contained in this Agreement, if, despite Buyer’s reasonable efforts, Buyer shall not receive the Current Survey before the date which is 5 days prior to the expiration of the Inspection Period, Buyer shall be entitled to object to any matters which first appear in the Current Survey, and if such objections to the Current Survey remain uncured, Buyer shall have the right to terminate this Agreement and recover its Deposit by delivering written notice to Seller no later than the date which is five days after the expiration of the Inspection Period (the “Current Survey Termination Date”). If Buyer has not terminated this Agreement by the Current Survey Termination Date, all matters which are shown on or which would have been shown on a Current Survey had it been ordered, shall be deemed to be Permitted Exceptions.

4.	Due Diligence Items. Seller shall deliver to Buyer each of the following within five (5) days of the Effective Date (“Due Diligence Items”):

(a)	A rent roll ( “Rent Roll”) prepared as of the first day of the month in which this Agreement is executed. The Rent Rollmust be accompanied by fully executed copies of all Tenant Leases and amendments thereto (the “Tenant Leases”) and by Seller’s signed certification that the Rent Roll is true, complete, and correct in all material respects, to the best knowledge of the Seller, as of the date shown on said Rent Roll and that there has been no material adverse change with respect to any item shown on the Rent Roll during the period from the date thereof to the date of such certificate. At Closing, Seller must provide Buyer with an updated certified Rent Roll dated not earlier than five (5) days prior to the Closing. Further, Seller shall make available to Buyer all tenant financial information in Seller’s possession and copies of the Tenant Leases delivered pursuant to this subsection shall include all assignments and subleases, if applicable.

b)	A list of all Contracts including service, vendor, or management contracts affecting the ownership, operation and management of Property together with copies of same and (2) copies all warranties and guaranties of any kind issued in connection with the Improvements, fixtures, equipment, structures or any other part of the Property and any warranties and guaranties issued on the repair of such items. Said list and copies must be accompanied by Seller’s signed certificate that the Contracts listed thereon are all of such Contracts as of the date thereof. Ten (10) days prior to Closing, Buyer shall provide notice to Seller as to which of said Contracts that Buyer desires to assume to the extent the same are transferable.

(c)	Copies of the most recent tax 2005 statements on the Property, the Improvements, and the Personal Property. Seller will also provide all information and documentation in connection with any tax protest, pending appeals and potential assessments on the Property and specific information on any Tenants who directly pay taxes on the Property.

(d)	A schedule (the “Operating Schedule”) reflecting for all of 2004, and for the current calendar year to date, the amount of: (i) total rents collected from Tenants for such year; (ii) annual insurance premiums for such year for fire, extended coverage, workman’s compensation, vandalism, and malicious mischief, general liability, rents and other forms of insurance shown thereon; (iii) expenses incurred for such period for water, electricity, natural gas, and other utility charges; and(iv) ad valorem and business personal property taxes for the City, County, School District and any other assessing authority; (v) repairs, maintenance, and all other costs of operating and maintaining the Property. Said Operating Schedule must be accompanied by Seller’s statement that said Operating Schedule is true, complete, and correct in all material respects, to the best knowledge of Seller.

(e)	income and expense reports relating to the Property for the years 2003-2005 (to date).

(f)	three(3) year history of the occupancy at the Property.

(g)	copies of all the insurance certificates in force at the Property.

(h)	copies of the utility bills for the last 12 months from the Effective Date;

(i)	CAM charge pass through billings for each Tenant for the years 2003-2005 and expense stops for such years.

(j)	Any engineering or other reports in Seller’s possession or readily available to Seller that describe or otherwise identify the condition of the parking area, landscaped areas, light poles, sprinkler systems, and all other areas of the Property, and/or any repairs, upgrades, or improvements that may be required or needed.

(k)	Any Tenant’s Certificate(s) of Occupancy for the Improvements and any amendments thereto that Seller has in its possession.

(l)	Any and all soil and site assessments and reports, Phase I, II, III or other environmental or asbestos surveys or reports in Seller’s possession.

(m)	Any as built plans and specifications, engineering drawings, plans, etc. of the Improvements in Seller’s possession and copies of all existing surveys of the Property.

(n)	Any inspection reports that include any aspect of the Property including Improvements, fixtures, equipment and all structural aspects of the Property, engineering or other reports in Seller’s possession that describes, or otherwise identifies the condition of the roof and other structural components and/or any repairs, upgrades, or improvements that may be required or needed.

(o)	intentionally deleted.

(p)	Tenant ledgers for the past twelve (12) months showing amounts billed, amounts paid and Tenant payment history.

(q)	To the extent available, all property operating manuals and documents including, but limited to: (1) O & M Procedures Manual for hazardous materials; (2) equipment certifications, including but not limited to sprinklers, alarm systems, and elevator testing; (3) fire evacuation plans (if required and/or completed).

(r)	Copies of all invoices for repair of equipment, fixtures and structural items in connection with the operation of the Property exceeding $1,500.00 per invoice for two (2) years preceding the Effective Date.

(s)	Current inventory of all tangible Personal Property owned by the Seller and used in connection with the Property operation, if any.

(t)) The existing survey of the Property, if any (the “Survey”), a current preliminary title report or title commitment issued after the EffectiveDate (the “Title Report”) for the issuance of Title Policy to Buyer from the Escrow Holder, together with good and legible copies of all documents constituting exceptions to the title as reflected in the Title Report, to the extent available ( the Survey, Title Report and documents reflected in the Title Report ,collectively referred to herein as the “Title Information Documents”) and a UCC search, at Seller’s expense, prepared by a reporting service and dated after the Effective Date which identifies documents on file with the Texas Secretary of State and the State where the Seller is organized and the County where the Property is located.

(u)	The Tenants’ files, books and records relating to the ownership and operation of the Property shall be available for inspection by the Buyer during ordinary business hours at the Seller’s management office during the Inspection Period.

4.1.	Estoppel Certificates.

As a condition precedent to Buyer’s obligation to acquire the Property, Seller shall obtain and deliver to Buyer, 7 days prior to Closing, estoppel certificates and subordination, non-disturbance and attornment agreement signed no earlier than 15 days after the Effective Date, in accordance with their respective Leases, from Tenants representing eighty-five percent of the square feet which are leased and occupied by Tenants as of the date this Agreement is fully executed; including, but not limited to the following Tenants: 1)GSA, 2) Life Touch and 3) Computer Express. Estoppel certificates shall contain at minimum: 1) no default exists under the Lease, 2) the amount of rents to be paid on a monthly basis and that no rents have been paid in advance 3) the amount of any security deposit 4) the amount of any present abatement of rent or offset against rent and 5) the expiration date of the Lease and whether there are renewal options that have been exercised and 6) any material adverse matters in connection with the applicable Lease. The estoppel certificate form to be submitted to all Tenants shall be the estoppel certificate form attached hereto and incorporated herein for all purposes as Exhibit “B”. Buyer shall notify Seller within three (3) business days of receipt of a copy of the executed estoppel certificate of its approval or disapproval and the basis of such disapproval, if disapproved. If Buyer disapproves of an estoppel certificate because of a material, adverse matter disclosed therein, and Seller is unable to obtain a reasonably acceptable estoppel certificate prior to the Close of Escrow, this Agreement shall terminate, Buyer shall be entitled to a refund of the Deposit, and neither party shall have any further obligation to the other except Buyer’s indemnification obligations under Paragraph 5.

5.	Inspections.

Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering and physical studies or other tests (the “Inspections”) of the Property at any time during the Inspection Period (hereinafter defined). Buyer, and its duly authorized agents or representatives or third parties hired by the Buyer, shall be permitted to enter upon the Property at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests and any other Inspections and/or tests that Buyer may deem necessary or advisable. Buyer must arrange all Inspections of the Property with Seller or Seller’s agent at least two (2) business days in advance of any Inspections. In the event that the review and/or Inspections conducted pursuant to this paragraph shows any fact, matter or condition to exist with respect to the Property that is unacceptable to Buyer, in Buyer’s sole subjective discretion, then Buyer shall be entitled, as its sole and exclusive remedy, to (1) terminate this Agreement and obtain a refund of the Deposit, or (2) waive the objection, and close the transaction as otherwise contemplated herein. Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of the Inspections and that are caused by the Buyer, its agents, representatives or third parties that Buyer hired and to defend, indemnify and hold Seller harmless from all, claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages incurred by Seller as a result of any Inspections and that are caused by the Buyer, its agents, representatives or third parties that Buyer hired.

5.1.	Approval.

5.1.1.	Buyer shall have thirty (30) days after receipt of all Due Diligence Items and Title Information Documents (“Inspection Period”)to approve or disapprove the Property. If Buyer accepts the Property, it shall notify Seller and Escrow Holder of its approval of the Property in writing within the Inspection Period. If Buyer does not so notify the Seller of its acceptance of the Property with the Inspection Period this Agreement and the Escrow shall thereupon be automatically terminated, the Deposit shall be promptly refunded to the Buyer without further requirement or written release of Deposit from the Seller and the parties shall be relieved of any further obligation to each other with respect to the Property, except as provided in Paragraph 5. The Seller and Buyer agree to enter into a written acknowledgement indicating the date that the Inspection Period commences after Seller confirms it has delivered the Due Diligence Items and Title Information Documents to Buyer and Buyer confirms its receipt of the same. Should Buyer determine that any Due Diligence Items or Title Information Documents have not been delivered, it shall promptly notify the Seller and the Seller shall provide the missing items as soon as reasonably possible. For each day of delay in the delivery of all of the Due Diligence Items and Title Information Documents, the Inspection Period will be extended by the same amount of days; provided that the Inspection Period shall in no event be extended more than 7 days.

5.1.2.	Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that, in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with the Inspections, along with copies of all reports, drawings, plans, studies, summaries, surveys, maps and other data prepared by third parties relating to the Property, subject to restrictions on Buyer’s ability to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or materials (“Buyer’s Reports”). Buyer shall cooperate with Seller at no expense to Buyer in order to obtain a waiver of any such limitations.

5.1.3.	Notwithstanding any contrary provision of this Agreement, Buyer acknowledges that Seller is not representing or warranting that any of the Due Diligence Items prepared by third parties not affiliated with the Buyer are accurate or complete, such as the Survey, engineering reports and the like. Seller advises Buyer to independently verify the facts and conclusions set forth therein, provided however, Seller warrants that it has no knowledge of any material errors or misstatements in such information regarding the Property. , Buyer, however, does warrant that Due Diligence Items that are prepared by the Buyer or Buyer’s agents, affiliates or representatives are materially accurate and complete including any and all Tenant information, income and loss statements of the Property or operating reports delivered in connection with the Due Diligence Items. Buyer’s warranty in this paragraph shall survive Closing.

5.1.4.	In consideration for Buyer undertaking its due diligence, Seller will not market or show its interest in the Property, to any other person or entity and will not make, accept, negotiate or otherwise pursue any negotiations for the disposition of the Property.

6.	Escrow.

6.1.	Opening.

Purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within two (2) business days after the execution of this Agreement by Seller and Buyer. Escrow shall be deemed to be opened as of the date fully executed copies (or counterparts) of this Agreement are delivered to Escrow Holder by Buyer and Seller and the Escrow Holder has receipted and dated the same in the signature line provided for the Escrow Holder at the end of the Agreement. (“Opening of Escrow”). This Agreement shall be considered as the Escrow instructions between the parties, with such further instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and such further instructions, the terms and conditions of this Agreement shall control.

6.2.	Close of Escrow.

6.2.1.	Escrow shall close (“Close of Escrow”) within thirty (30) days after the expiration of the Inspection Period or the written approval of the Property by the Buyer, whichever is earlier, unless otherwise extended as provided herein. Buyer shall have a one-time right to extend the closing (“Closing”) by thirty (30) days upon payment of an additional deposit of Twenty Five Thousand ($25,000). (“Additional Deposit”) to be placed in escrow with the Escrow Holder; it being understood that Buyer will not be required to make the Additional Deposit if the sole reason for the extension is due to Seller requiring additional time to perform its obligations hereunder. The Additional Deposit will be non-refundable, except for a Seller default or unless otherwise refundable to Buyer as provided in this Agreement and will apply to the Purchase Price at Closing. In the event the Buyer elects to extend the Agreement and after the Additional Deposit is deposited with the Escrow Holder, the term Deposit as used herein shall for all purposes include the Additional Deposit, including but not limited to Buyer’s right to obtain a refund of a Deposit from the Escrow Holder after a rightful termination of the Agreement. Buyer shall have the right after giving notice to Seller to assign its rights and obligations as defined herein, provided Buyer shall remain liable hereunder. The Closing date may be extended to cure Title Defects, if Seller in good faith and with due diligence is attempting to cure such Title Defects and the same cannot be reasonably cured by the Closing date. If Closing is required to be extended due to a Seller’s need to cure Title Defects that Seller has elected to cure, then Buyer shall not be obligated to provide the Additional Deposit and Closing shall occur 7 days after Title Defects have been cured. Notwithstanding any language to the contrary, if Closing, as so extended, has not been cured 45 days after the date of the original Closing date due to Seller’s inability to cure the Title Defects, then Buyer may: 1) waive such Title Defects and proceed with Closing 5 days thereafter with notice to the Seller of the same or 2) terminate the Agreement by written notice to the Seller and receive a full refund of the Deposit (except the independent consideration) and the parties shall have no further obligation hereunder.

6.3.Buyer Required to Deliver.

Buyer shall deliver to Escrow the following:

6.3.1.	Within 3 days from the Opening of Escrow, the Deposit;

6.3.2.	On or before Close of Escrow, the payment required by Paragraph 2.1.2; provided, however that Buyer shall not be required to deposit the amount specified in Paragraph 2.1.2 until Buyer has been notified by Escrow Holder that (i) Seller has delivered to Escrow each of the documents and instruments to be delivered by Seller in connection with Buyer’s purchase of the Property, (ii) Title Company has committed to issue and deliver the Title Policy to Buyer and (iii) the only impediment to Close of Escrow is delivery of such amount by or on behalf of Buyer;

6.3.3.	On or before Close of Escrow, such other documents as Title Company may require from Buyer in order to issue the Title Policy;

6.3.4.	An original assignment and assumption agreement (the “Assignment and Assumption Agreement”) duly executed by Seller assigning and conveying to Buyer all of Seller’s right, title and interest in and to the Leases and the Contracts wherein Buyer assumes the Contracts it has notified Seller that it desires to assume post-closing.

6.4.Seller Required to Deliver.

On or before Close of Escrow, Seller shall deliver to Escrow the following:

6.4.1.	A duly executed and acknowledged Special Warranty deed, conveying fee title to the Property in favor of Buyer (the “ Deed”) made subjected only to Permitted Exceptions and parties in possession under validly existing Leases. In the event a lender is involved in the finance of the Property, Seller shall also include a third party’s vendor’s lien in favor of said lender ;

6.4.2.	An executed Certificate of Non-Foreign Status and evidence required by the Escrow Holder to reflect the Seller is authorized to enter into the transaction;

6.4.3.	A bill of sale and assignment transferring and assigning the Personal Property, Leases, security deposits, warranties and guaranties, Permits, and Contracts that Buyer has agreed to assume in favor of Buyer and duly executed by Seller; it being understood that Personal Property shall be transferred “AS IS”;

6.4.4.	Such other documents as Title Company may require from Seller in order to issue the Title Policy in the form required including tax statements showing no delinquent taxes on the Property;

6.4.5.	Tenant Rent Roll current as of the day of Closing certified by the Seller to be true and correct. ;

6.4.6.	Seller shall deliver to Buyer all keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

6.4.7.	Seller shall deliver all records and files relating to the management or operation of the Property, including, without limitation, all insurance policies, all security contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Project; and

6.4.8.	A counterpart original of the Assignment and Assumption Agreement.

6.4.9.	Seller will deliver possession of the Property to the Buyer upon Closing and funding of this sale.

6.5.Buyer’s Costs.

Buyer shall pay the following:

6.5.1.	One-half (1/2) of Escrow Holder’s fees, costs and expenses;

6.5.2.	Any other expenses agreed to be paid by the Buyer under this Agreement

6.5.3.	All other costs customarily borne by purchasers of real property in Bexar County, Texas;

6.5.4.	If Buyer elects to obtain additional coverage to the Title Policy, including the survey deletion coverage or any endorsement, the Buyer shall pay for the additional cost for such additional coverage.

6.6.Seller’s Costs.

Seller shall pay the following:

6.6.1.	One-half (1/2) of Escrow Holder’s fees, costs and expenses;

6.6.2.	The premium for the basic title insurance policy, the cost of recording the Deed, tax statements or certificates, other recording fees in connection with Seller’s cure of objections to title and other expenses agreed to be paid by Seller under this Agreement;

6.6.3.	If and only if Closing occurs, Seller shall give Buyer a credit in the amount of $3,000 as a reimbursement for the cost of the Current Survey; and

6.6.4.	All other costs customarily borne by sellers of real property in Bexar County, Texas.

6.7.	Prorations.

Real property taxes, assessments, rents, operating expenses under Contracts assumed by Buyer and cam charges ( “CAM Charges”) shall be prorated through Escrow between Buyer and Seller as of Close of Escrow. Rents collected prior of Close of Escrow shall be prorated through Escrow between Buyer and Seller. Any Rents collected subsequent to Close of Escrow, the recipient shall promptly deliver to the other party, not later than five (5) days from receipt thereof, a check in the amount of the prorated amount due to the other party as of the day of the Close of Escrow. All rent received shall be allocated to rent due in the month of Close of Escrow. Rents, operating expenses under Contracts assumed by the Buyer and Cam Charges shall be approved by Buyer prior to Close of Escrow. Any delinquent rents collected by Buyer shall be paid to Seller. Seller shall have the right to pursue any Tenant for delinquent rent, but shall not cause a Tenant to be delinquent for their current rent or become financially unstable. If after Close of Escrow either party receives a bill for operating expenses that should be paid partly or in full by the other party, the party receiving the bill shall, not later than five (5) days from receipt thereof, send a copy of the bill together with a proration of the amount due by the other party. The amount due by the other party shall be paid to the party receiving the bill, within five (5) days of receipt thereof Tax and assessment prorations shall be based on the latest available tax bill. If, after Close of Escrow, Buyer receives any further or supplemental tax bill relating to any period prior to Close of Escrow, or Seller receives any further or supplemental tax bill relating to any period after Close of Escrow, the recipient shall promptly deliver a copy of such tax bill to the other party, and not later than ten (10) days prior to the delinquency date shown on such tax bill Buyer and Seller shall deliver to the taxing authority their respective shares of such tax bill, prorated as of Close of Escrow. Notwithstanding, the foregoing, all utilities shall be read on the Closing date and Buyer shall arrange for such utilities to be transferred to the name of the Buyer as of the Closing date, accordingly there will be no proration of utilities. Seller shall provide Buyer a certified reconciliation of Cam Charges of Tenants 10 days prior to the Closing date. Seller will pay to Buyer, in cash, the amount of any Cam Charges, including insurance and utilities paid to Seller by Tenants of the Property, for the Closing date and periods subsequent to the Closing date. Any CAM Charges subsequently received by Buyer which are owing to Seller by Tenants of the Property for periods prior to the Closing date will be forthwith paid by Buyer to Seller; provided, however, it will be Seller’s responsibility to collect the same. Buyer will pay to Seller in cash, the amount of any CAM Charges for the period before Closing which are paid at year end by any Tenants, when the same are received. The obligations in this paragraph shall survive Closing.

6.7.1.	All leasing commissions owing and tenant improvements with respect to the Property transactions entered into prior to execution of this Agreement shall be paid by Seller, and Seller shall indemnify and hold Buyer harmless for Lease commission claims brought against the Property arising therefrom. All leasing commissions for new Leases and for Lease renewals and expansion options executed after the date of this Agreement shall be prorated between Buyer and Seller as their respective periods of ownership bear to the primary term of the new Lease.

6.7.2.	Seller agrees to indemnify and hold Buyer harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, including court costs and reasonable attorneys’ fees (except those items which under the terms of this Agreement specifically become the obligation of Buyer), brought by third parties and based on events occurring on or before the date of Closing and which are in any way related to the Property, and all expenses related thereto, including but not limited to court costs and attorneys’ fees.

6.7.3.	Buyer agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits and judgments, of any kind or nature, including court costs and reasonable attorneys’ fees, brought by third parties and based on events occurring subsequent to the date of Closing and which are in any way related to the Property, and all expenses related thereto, including, but not limited to, court costs and attorneys’ fees.

6.8.	Determination of Dates of Performance.

6.8.1.	The Buyer and Seller shall use their reasonable efforts to execute a schedule which shall state the critical dates of performance and delivery items required of Seller and Buyer hereunder within 10 days after the Effective Date hereof in order to define the critical dates of performance of each party and shall update such schedule when dates can be determined subsequent to the initial execution of the schedule.

7.	Representations, Warranties, and Covenants.

Seller hereby represents and warrants as of the date hereof to Buyer as follows (and for purposes of the following representations, “to the best of Seller’s actual knowledge” or similar language shall mean the actual knowledge, without the duty of investigation of Christe Cavaness, Asset Manager of the Property and Sally Cabreras, Property Manager of the Property):

7.1.	Seller is a limited partnership duly formed and validly existing under the laws of the State of Texas. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

7.2.	Seller has good and indefeasible title to the Property, subject to the conditions of title. There are no outstanding rights of first refusal, rights of reverter or option relating to the Property or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Property. Subject to the Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.

7.3.	Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.4.	Seller, to the best of its actual knowledge, without further independent investigation, except as otherwise disclosed to the Buyer in writing, is not aware of any material physical defects to the Improvements of the Property;

7.5.	Seller, to the best of its actual knowledge without further independent investigation, except as otherwise disclosed to the Buyer in writing, is not aware of any of the following conditions: 1)pending or threatened litigation, condemnation or assessment affecting the Property and 2) material environmental hazards affecting the Property; provided, however, the parties acknowledge that the Seller, as plaintiff, is currently involved in a lawsuit with prior tenants that vacated Suite 190 and 200. To the extent the Buyer incurs or suffers any liability in connection with such lawsuit, Seller shall indemnify and hold Buyer harmless for any such liability; and this provision shall survive Closing

7.6.	The warranties in Sections 7.1 through 7.5, shall survive Closing.

7.7.	Covenants of Seller. Seller hereby covenants as follows:

7.7.1.	At all times from the date hereof through the date of Closing, Seller shall cause to be in force fire and extended coverage insurance upon the Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the date hereof;

7.7.2.	From the date of execution of this Agreement through the date of Closing, Seller will not enter into any new lease with respect to the Property, without Buyer’s prior written consent, which shall not be unreasonably withheld. Exercise of a renewal option shall be considered a new lease. Any brokerage commission payable with respect to a new lease shall be prorated between Buyer and Seller in accordance with their respective periods of ownership as it bears to the primary term of the new lease. Further, Seller will not modify any existing Lease covering space in the Property without first obtaining the written consent of Buyer which shall not be unreasonably withheld. Buyer shall have five (5) business days in which to approve or disapprove of any new lease for which it has a right to consent. Failure to respond in writing within said time period shall be deemed to be consent;

7.7.3.	From the date of execution of this Agreement through the date of Closing, Seller shall not sell, assign, or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to Closing;

7.7.4.	Seller shall not, without Buyer’s written approval, (a) amend or waive any right under any Contracts that will be assumed by the Buyer, or (b) enter into any agreement of any type affecting the Property that would survive the Closing Date;

7.7.5.	Seller shall fully and timely comply with all obligations to be performed by it under the Leases, the Contracts, and all permits, licenses, approvals and laws, regulations and orders applicable to the Property.

7.5	Approval of Property. The consummation of the purchase and sale of the Property pursuant to this Agreement shall be deemed Buyer’s acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property. Such inspections, inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any Leases and Contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show, the present and future zoning ordinance, ordinances, resolutions. Buyer shall not be entitled to and shall not rely upon, Seller or Seller’s agents with regard to, and Seller will not make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities, or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability, merchantability, or the fitness, suitability, or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property; (vi) the Property or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the quality of any labor or materials relating in any way to the Property; or (viii) the condition of title to the Property or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting the Property, except as Seller’s warranties of the same are expressly set forth in this Agreement. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DEED, SELLER HAS NOT, DOES NOT, AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROPERTY AND SELLER SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, SELLER HAS NOT, DOES NOT, AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON. BUYER ACKNOWLEDGES THAT BUYER IS A SOPHISTICATED BUYER FAMILIAR WITH THIS TYPE OF PROPERTY AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND CLOSING DOCUMENTS, BUYER WILL BE ACQUIRING THE PROPERTY “AS IS AND WHERE IS, WITH ALL FAULTS,” IN ITS PRESENT STATE AND CONDITION, SUBJECT ONLY TO NORMAL WEAR AND TEAR AND BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. BUYER SHALL ALSO ACKNOWLEDGE AND AGREE THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING, AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT.

8.	Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

8.1.	Buyer is a corporation duly organized and validly existing under the laws of the State of California. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Buyer is a party. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

9.	Conditions Precedent to Closing.

The obligations of Buyer pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

9.1.	All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and Closing, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller’s part as required by the terms of this Agreement.

9.2.	There shall be no change in the matters reflected in the Title Information Documents , and there shall not exist any encumbrance or title defect affecting the Property not described in the Title Information Documents except for the Permitted Exceptions or matters to be satisfied at Closing.

9.3.	Unless Seller receives notice from Buyer at least thirty (30) days prior to Closing, effective as of Closing, the management agreement affecting the Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.

9.4.	Seller shall have operated the Property from and after the date hereof in substantially the same manner as prior thereto.

9.5.	If any such condition is not fully satisfied by Closing, Buyer shall so notify Seller and may terminate this Agreement by written notice to Seller whereupon this Agreement may be canceled, upon return of the Due Diligence Items, the Deposit shall be paid to Buyer and, thereafter, neither Seller nor Buyer shall have any continuing obligations hereunder.

9.6.	If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this paragraph, Seller may, within five (5) days of receipt of Buyer’s notices agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided Seller so satisfies such condition. If Seller fails to agree to cure or fails to cure such condition by the Closing date, this Agreement shall be canceled and the Deposit shall be returned to Buyer and neither party shall have any further liability hereunder.

9.7.	Seller agrees to cooperate and execute such documents or instruments as may be necessary or appropriate to allow Buyer to complete a tax-deferred exchange pursuant to Section 1031 of the IRS Code and Seller’s cooperation in such regard, shall be at no additional cost, expense, or liability whatsoever to Seller, and that no additional delays in the scheduled Close of Escrow are incurred unless mutually agreed upon by all parties to this Agreement.

10.	Damage or Destruction Prior to Close of Escrow.

In the event that the Property should be damaged by any casualty prior to the Close of Escrow, then if the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties, is:

10.1.	Less than Two Hundred Fifty Thousand Dollars ($250,000), the Close of Escrow shall proceed as scheduled and any insurance proceeds shall be distributed to Buyer to the extent not expended by Seller for restoration;

•	r if said cost is:

10.2.	Greater than Two Hundred Fifty Thousand Dollars ($250,000), then either Seller or Buyer may elect to terminate this Agreement, in which case upon return of the Due Diligence Items the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer’s indemnification obligations under Paragraph 5.

11.	Eminent Domain.

11.1.	If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer’s indemnification under Paragraph 5. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, at the Close of Escrow, the condemnation award (or, if not therefore received, the right to receive such portion of the award) payable on account of the taking shall be transferred in the same manner as title to the Property is conveyed. Seller shall give notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property.

12.	Notices.

12.1.	All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by United States Mail, as a registered or certified item, return receipt requested or by telecopy or by Federal Express. Notices delivered by mail shall be deemed given when received. Notices by telecopy or Federal Express shall be deemed received on the business day following transmission or delivery, as the case may be. Notices shall be given to the following addresses:

Seller: Theresa Hutton

Triple Net Properties, LLC
1551 N. Tustin Ave. #200
Santa Ana, CA 92705
(714) 667-8252
(714) 918-9102 fax
With Required Copy to:	Joseph J. McQuade, Esq.

Hirschler Fleischer
701 East Byrd Street
Richmond, VA 23219
(804) 771-9502
(804) 644-0957 fax
Buyer: Adler Realty Investments, Inc.

Attn: Michael S. Adler, President
21800 Burbank Blvd., Suite 300
Woodland Hills, CA 91367
(818) 884-2200
(818) 884-2205 fax
With Required Copy to:	Sharon Scharff Greenwald, Esq.

11911 Orsinger Lane
San Antonio, Texas 78230
(210) 694-4371
(210) 1-866 –466-6432
sgreenwald@satx.rr.com

13.	Remedies.

13.1.	Defaults by Seller. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days, during which period Seller may cure the default, Buyer may, at its option, (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer or (b) treat this Agreement as being in full force and effect and bring an action against Seller for specific performance.

13.2.	Defaults by Buyer. If there is any default by Buyer under this Agreement, following notice to Buyer and seven (7) days, during which period Buyer may cure the default, then Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Seller as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall deliver to Seller, at no cost to Seller, the Due Diligence Items.

13.3.	ARBITRATION OF DISPUTES. ANY CLAIM, CONTROVERSY OR DISPUTE, WHETHER SOUNDING IN CONTRACT, STATUTE, TORT, FRAUD, MISREPRESENTATION OR OTHER LEGAL THEORY, RELATED DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, WHENEVER BROUGHT AND WHETHER BETWEEN THE PARTIES TO THIS AGREEMENT OR BETWEEN ONE OF THE PARTIES TO THIS AGREEMENT AND THE EMPLOYEES, AGENTS OR AFFILIATED BUSINESSES OF THE OTHER PARTY, SHALL BE RESOLVED BY ARBITRATION AS PRESCRIBED IN THIS SECTION. THE FEDERAL ARBITRATION ACT, 9 U.S.C. §§ 1-15, NOT STATE LAW, SHALL GOVERN THE ARBITRABILITY OF ALL CLAIMS, AND THE DECISION OF THE ARBITRATOR AS TO ARBITRABILITY SHALL BE FINAL.

A SINGLE ARBITRATOR WHO IS A RETIRED FEDERAL OR CALIFORNIA JUDGE SHALL CONDUCT THE ARBITRATION UNDER THE THEN CURRENT RULES OF THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”). THE ARBITRATOR SHALL BE SELECTED BY MUTUAL AGREEMENT ON THE ARBITRATOR WITHIN THIRTY (30) DAYS OF WRITTEN NOTICE BY ONE PARTY TO THE OTHER INVOKING THIS ARBITRATION PROVISION, IN ACCORDANCE WITH AAA PROCEDURES FROM A LIST OF QUALIFIED PEOPLE MAINTAINED BY THE AAA. THE ARBITRATION SHALL BE CONDUCTED IN SANTA ANA, CALIFORNIA AND ALL EXPEDITED PROCEDURES PRESCRIBED BY THE AAA RULES SHALL APPLY.

THERE SHALL BE NO DISCOVERY OTHER THAN THE EXCHANGE OF INFORMATION WHICH IS PROVIDED TO THE ARBITRATOR BY THE PARTIES. THE ARBITRATOR SHALL HAVE AUTHORITY ONLY TO GRANT SPECIFIC PERFORMANCE AND TO ORDER OTHER EQUITABLE RELIEF AND TO AWARD COMPENSATORY DAMAGES, BUT SHALL NOT HAVE THE AUTHORITY TO AWARD PUNITIVE DAMAGES OR OTHER NONCOMPENSATORY DAMAGES OR ANY OTHER FORM OF RELIEF. THE ARBITRATOR SHALL AWARD TO THE PREVAILING PARTY ITS REASONABLE ATTORNEYS’ FEES AND COSTS AND OTHER EXPENSES INCURRED IN THE ARBITRATION, EXCEPT THE PARTIES SHALL SHARE EQUALLY THE FEES AND EXPENSES OF THE ARBITRATOR. THE ARBITRATOR’S DECISION AND AWARD SHALL BE FINAL AND BINDING, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. A LIS PENDENS MAY BE FILED BY EITHER PARTY UNTIL THE ARBITRATION IS FINALIZED.

14.	Assignment.

Buyer may assign its rights under this Agreement to an entity in which Buyer has a significant interest.

15.	Interpretation and Applicable Law.

This Agreement shall be construed and interpreted in accordance with the laws of the state in which the Property is located (the “State”). Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

16.	Amendment.

This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

17.	Attorney’s Fees.

In the event it becomes necessary for either party to file a suit or arbitration to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit or arbitration.

18.	Entire Agreement; Survival.

This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the parties hereunder and all other provisions of this Agreement shall survive the Closing., except as expressly limited herein.

19.	Multiple Originals only; Counterparts.

Numerous Agreements may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

20.	Acceptance.

Time is of the essence of this Agreement. The date of execution of this Agreement shall be the date a fully executed Agreement is receipted by the Escrow Holder. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the laws of the State of California if it is not the State, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the State of California if it is not the State. The use of the term “ business days” in this Agreement shall mean Monday through Friday and shall exclude weekend days and days falling on Federal holidays. The term “days” shall mean all days inclusive of weekends and Federal holidays.

21.	Real Estate Commission.

Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contracted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller has contracted with (a) Transwestern Commercial Services and (b) Triple Net Properties Realty, Inc. as its brokers and will pay any commission due to said brokers. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this paragraph.

22.	Exchange.

Seller reserves the right to structure the sale of the Property as a like kind exchange pursuant to Section 1031 of the Code. In such event Seller shall have the right to assign its interest in this Agreement to a qualified exchange intermediary of its choosing to effect such exchange. Buyer shall sign a customary assignment and/or notice of assignment, however, such assignment shall at no cost or expense to Buyer and shall not otherwise affect the term of this Agreement.

23.	Operation of Property.

Seller shall continue to manage and maintain the property in its current condition and repair until Close of Escrow. Buyer to have the right to contact and meet with existing Tenants in order to determine their intentions regarding remaining on the property or moving. Additionally, Buyer to have the right to approve any new agreement or modification of any existing agreement during due diligence and escrow period.

24. Lease Guaranty..

At Close of Escrow, Seller shall deposit in an interest-bearing account , the sum of Four Hundred Forty-Five Thousand Two Hundred Sixty and 68/100 Dollars ($445,260.68) with the Escrow Holder. Two Hundred Forty-Five Thousand Two Hundred Sixty and 68/Dollars ($245,260.68) of such amount represents approximately (i) twelve months of rent (at $11,373.92 per month) and reimbursable expenses (at $5,278.47 per month) for the 13,250 square feet formerly occupied by the tenant The Pacesetter Corporation (“Pacesetter Space”) and (ii) twelve months of rent (at $2,708.00 per month) and reimbursable expenses (at $1,078.80 per month) for the 2,708 square feet formerly occupied by the tenant Documart (“Documart Space”) (collectively, the “Rent Guaranty Escrow”). The first month of Rent Guaranty Escrow will be disbursed to the Buyer at the Close of Escrow and shall be reflected on the settlement statement. All spaces subject to the Rent Guaranty Escrow and Lease Cost Escrow (defined below) shall be collectively referred to as the “Guarantied Space”. The amounts calculated for reimbursable expenses for the Guarantied Space are projections and not certain. Upon the Buyer’s confirmation of budgeted expenses for the year 2006, the parties agree to either increase or decrease and adjust the Rent Guaranty Escrow, as the case may be, by the actual amount of reimbursable expense attributable to the Guarantied Space. Buyer covenants to use commercially reasonable efforts to lease the Guarantied Space. If at any time a tenant signs a lease for any portion of the Guarantied Space, upon Buyer receiving the first month of rent under such lease, it shall provide written notice to the Escrow Holder to release the portion of the Rent Guaranty Escrow attributable to such square feet to Seller together with an executed copy of the lease; provided, if a rental abatement is included in such lease, then disbursement of the Rent Guaranty Escrow to Seller shall occur no later than the third month from the execution date of the lease. Said notice shall provide the exact amount that should be disbursed to Seller and the Escrow Holder may rely on such amount to make the disbursement to Seller. On the first day of each of calendar month after the Close of Escrow, Escrow Holder shall disburse to Buyer from the Rent Guaranty Escrow an amount equal to the rent and reimbursable expense allocations set forth above for each square foot of the Guarantied Space which is not subject to a tenant lease. For purposes of determining whether a lease has been signed with regard to a particular portion of the Guarantied Space, Escrow Holder shall be required to receive a completely executed copy of the lease prior to any disbursement to the Seller. In addition to the Rent Guaranty Escrow, Seller shall pay all broker leasing commissions and tenant finish out improvement costs in connection with the lease up of the Guarantied Space (“Lease Cost Escrow”) and shall also escrow the amount of Two Hundred Thousand Dollars ($200,000) with the Escrow Holder at Closing for such purpose. On December 31, 2006, the remaining balance of the Rent Guaranty Escrow and the Lease Cost Escrow shall be disbursed to the Buyer, and no party shall have any further rights or liabilities relating to the Rent Guaranty Escrow and Lease Cost Escrow. This section shall survive the Close of Escrow. The Escrow Holder shall charge $750.00 to administrate this post-closing escrow arrangement and the parties agree to equally share in this cost.

25.Confidentiality.

Buyer agrees that, prior to the Closing, all Property information received by Buyer shall be kept confidential as provided in this paragraph. Without the prior written consent of Seller, prior to the Closing, the Property information shall not be disclosed by Buyer or its representatives, in any manner whatsoever, in whole or in part, except (1) to Buyer’s representatives who need to know the Property information for the purpose of evaluating the Property and who are informed by the Buyer of the confidential nature of the Property information and all parties that may be involved with financing the Property for the Buyer; (2) as may be necessary for Buyer or Buyer’s representatives to comply with applicable laws, including, without limitation, governmental, regulatory, disclosure, tax and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Buyer or Buyer’s representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Buyer or its affiliates; and (3) to prospective tenants of the Property.

26.	Offer. Buyer’s full execution and delivery to Seller of an original of this Agreement (“Buyer’s Offer”) shall be deemed revoked at 6 p.m. C.S.T on the date which is seven (7) business days after the date Buyer’s Offer is received by Seller if Seller has not delivered this Agreement, fully executed by Seller, to the Title Company within seven (7) business days after the date Buyer’s Offer is received by Seller, and in the case of such a revocation of Buyer’s Offer, the Title Company shall promptly refund to Buyer any and all Earnest Money deposited with the Title Company.

THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR

University Heights Business Park
5563 De Zavala Road
San Antonio, Texas

EXECUTED on this the 4th day of November, 2005.

SELLER:

TREIT – University Heights, LP,

a Texas limited partnership

By:	TREIT-University Heights GP, LLC, a

Texas limited liability company,

its general partner

	By:	Triple Net Properties, LLC, a Virginia limited liability company, its Manager

By:     /s/ JACK R. MAURER
Name:     JACK R. MAURER
Title:     EXECUTIVE VICE PRESIDENT

EXECUTED on this the 2nd day of November, 2005.

BUYER:

ADLER REALTY INVESTMENTS, INC., a California corporation

BY:_______/s/ MICHAEL S. ADLER________ _

NAME: ITS:	MICHAEL S. ADLER PRESIDENT

EXECUTED on this the day of , 2005.
AN ORIGINAL FULLY EXECUTED AGREEMENT WAS RECEIVED INTO ESCROW THIS DAY OF OCTOBER, 2005 BY THE UNDERSIGNED ESCROW HOLDER ( SAID DATE REFERRED TO HEREIN AS “OPENING OF ESCROW” OR “EFFECTIVE DATE”)

TITLE COMPANY:

CHICAGO TITLE INSURANCE COMPANY

BY:

NAME:

TITLE: